Exhibit (a)(1)(E)

FORM OF ADDENDUM

VITESSE SEMICONDUCTOR CORPORATION
ADDENDUM

Personnel Grant Status
As of November 24, 2008

Name:  John A. Smith

The following is a list of your outstanding Vitesse Semiconductor Corporation options and the number of shares subject to those options that are eligible for the Offer to Amend the Exercise Price of Certain Options that was emailed to you earlier today:

Option Grant Number	Option Date	Plan	Number of Eligible Shares Underlying Option Grant(1)	Original Exercise Price per Eligible Share		New Exercise Price per Eligible Share (if Offer is Accepted)		Number of Shares Underlying RSU Award (if Offer is Accepted)
XXXX	XX/XX/XXXX	XXXX	X,XXX	$	XX.XXXX	$	XX.XX	X,XXX

Note:                   This Addendum represents eligible options as of November 24, 2008.  Options cease to be eligible for the offer if they are not outstanding as of the expiration of this offer (5:00 p.m. Pacific Time, on December 30, 2008).  If you have any questions or concerns about this matter, please contact Helen Tran at tran@vitesse.com or (805) 389-7191.

(1) If the option covers shares in addition to the Eligible Shares listed above, that portion of the option is not subject to Section 409A of the Internal Revenue Code and therefore (i) is not subject to this offer and (ii) remains exercisable at the original exercise price.